Exhibit 99

NEWS RELEASE

FOR FURTHER INFORMATION:

GREGORY K. CLEVELAND
TELEPHONE: (612) 305-2261

TRACY SCOTT
TELEPHONE: (701) 250-3040

WEBSITE: www.bnccorp.com

BNCCORP REPORTS 29% INCREASE IN EARNINGS

FOR 2005 SECOND QUARTER

BISMARCK, ND, July 27, 2005 - BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking, insurance and asset management businesses in Arizona, Minnesota, North Dakota, Utah and Colorado, today reported net income of $910,000, or $0.30 per share on a diluted basis, for the second quarter ended June 30, 2005. For the same quarter of 2004, the Company reported net income of $706,000, or $0.23 per diluted share.

For the first six months of 2005, the Company reported net income of $2.7 million, or $0.90 per diluted share, a 7.1% increase from net income of $2.5 million, or $0.86 per diluted share, reported in the same period of 2004.

"Our earnings for the second quarter of 2005 increased by nearly 29% over the same period in 2004," noted Gregory K. Cleveland, BNCCORP's President and Chief Executive Officer. "Much of the credit for our earnings growth is due to our continuing diversification initiatives, including the expansion of our insurance operations and our introduction last year of a special residential mortgage financing program through our Bank subsidiary."

Second Quarter Review

Net interest income for the second quarter of 2005 was $4.3 million, up 21.1% from $3.6 million in the same period of 2004. This increase reflected a widening of the net interest margin to 2.82% for the quarter ended June 30, 2005, from 2.61% for the same period in 2004. The yield on earning assets increased 0.77%, versus a 0.56% increase in cost of funds. The increase in short-term interest rates led to an increased yield on variable rate loans while core deposit costs have not been as sensitive to the movement in market interest rates.

Noninterest income was $6.0 million for the 2005 second quarter, compared to $6.1 million for the year-ago period. Insurance income of $4.7 million, generated by the Company's insurance subsidiary, BNC Insurance Services, Inc., increased 5.6% from the year-ago quarter and was the largest contributor to noninterest income. Loan fees in the 2005 second quarter increased $147,000, up 43.4% over the same period in 2004. Service charges and trust and financial services income remained steady, while brokerage income and net gain on the sale of securities decreased. Other noninterest income increased $230,000 when a nonrecurring gain of $527,000 from the same period in 2004 is excluded. Noninterest income represented 58.1% of gross revenues for the recent quarter, down slightly from 62.9% a year ago.

Noninterest expense for the second quarter of 2005 was $9.1 million, compared with $8.7 million in the same quarter of 2004, an increase of 5.0%. The increase was primarily due to higher employee and occupancy expenses associated with the Company's growth initiatives, including the addition of several people hired during the quarter to grow the asset management business.

Six Months Review

Net interest income was $8.5 million for the first six months of 2005, rising 6.8% from $7.9 million in the year-ago period. Most of this increase is attributable to the 12.2% rise in loan volume, as the net interest margin decreased from to 2.91% for the same period in 2004 to 2.80% for the first six months of 2005.

Noninterest income increased to $13.7 million for the first six months of 2005, up 13.6% from $12.1 million in the same period of 2004. The increase largely reflected a 16.2% increase in insurance income generated by BNC Insurance Services. Noninterest income represented 61.8% of gross revenues for the recent period, compared with 60.3% for the same 2004 period.

Noninterest expense for the first six months of 2005 was $18.3 million, an increase of 10.6% compared with $16.6 million in the year-ago period, largely due to expenses associated with investments in staffing and occupancy associated with the Company's growth initiatives.

Investments, Loan and Deposit Balances

Total assets were $725.2 million at June 30, 2005, rising from $673.7 million at December 31, 2004. Total loans held for investment at June 30, 2005, were $308.4 million, compared with $293.8 million at December 31, 2004. Loans held for sale increased 47.6% to $88.9 million at June 30, 2005 from $60.2 million at December 31, 2004. Investment securities available for sale were $232.9 million at June 30, 2005, compared with $235.9 million at December 31, 2004. Total deposits increased to $494.8 million at June 30, 2005 from $455.3 million at December 31, 2004. Much of this deposit growth came from brokered deposits to support the loan volume growth.

Total common stockholders' equity for BNCCORP was $45.2 million at June 30, 2005, equivalent to book value per common share of $15.58 (tangible book value per common share of $5.52).

The Company's tier 1 leverage ratio was 4.67% at June 30, 2005 compared with 4.51% at December 31, 2004. The tier 1 risk-based capital ratio was 6.57% at June 30, 2005 versus 6.35% at December 31, 2004. The total risk-based capital ratio was 8.89% at June 30, 2005 versus 8.85% at December 31, 2004.

Asset Quality

There was no provision for credit losses for the second quarter and $250,000 for the six months ended June 30, 2005, compared to no provisions for both the three- and six-month periods ended June 30, 2004. The ratio of total nonperforming assets to total assets improved to 0.01% at June 30, 2005, compared with 0.08% at December 31, 2004, and 0.10% at June 30, 2004. The improvement in asset quality ratios in the 2005 period was primarily due to a decrease in nonperforming loans, which declined from $549,000 to $76,000 during the six-month period ended June 30, 2005.

Outlook

Mr. Cleveland noted, "Moving forward, BNCCORP is continuing to expand its diverse base of businesses to offer greater financial services alternatives for our customers, and a broader array of income-generating activities for the Company. A key initiative this year has been the growth of our asset management business, where we have added to our staff and have seen our assets under supervision increase from $74.3 million to $145.8 million during the second quarter. We are seeking to expand our special residential mortgage financing program, which has become an increasing source of interest and fee income while continuing to focus on maximizing the opportunities for our community banking and insurance businesses."

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing a broad range of financial products and superior customer service to businesses and consumers in its local communities. The Company operates 27 locations in Arizona, Minnesota, North Dakota, Utah and Colorado through its subsidiary, BNC National Bank and its subsidiaries BNC Insurance Services, Inc. and BNC Asset Management, Inc.. The Company offers a variety of traditional and nontraditional financial products and services in order to meet the financial needs of its current customer base establish new relationships in the markets it serves and expand its business opportunities.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

(Financial tables attached)

# # #

BNCCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS
	For the Quarter Ended June 30,		For the Six Months Ended June 30,
(In thousands, except per share data)	2005	2004	2005	2004
SELECTED INCOME STATEMENT DATA	(unaudited)		(unaudited)
Interest income	$ 8,964	$ 6,954	$ 17,321	$ 14,813
Interest expense	4,635	3,379	8,835	6,868
Net interest income	4,329	3,575	8,486	7,945
Provision for credit losses	--	--	250	--
Noninterest income	5,995	6,055	13,708	12,062
Noninterest expense	9,096	8,663	18,307	16,550
Income before income taxes	1,228	967	3,637	3,457
Income tax provision	318	261	938	938
Net income	$ 910	$ 706	$ 2,699	$ 2,519
Dividends on preferred stock	$ (6)	$ (30)	$ (29)	$ (60)
Net income available to common stockholders	$ 904	$ 676	$ 2,670	$ 2,459

EARNINGS PER SHARE DATA

BASIC EARNINGS PER COMMON SHARE
Basic earnings per common share	0.31	$ 0.24	0.92	$ 0.89
DILUTED EARNINGS PER COMMON SHARE
Diluted earnings per common share	0.30	$ 0.23	0.90	$ 0.86

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands, except share, per share and full time equivalent data)	June 30, 2005	December 31, 2004	June 30, 2004
	(unaudited)		(unaudited)
SELECTED BALANCE SHEET DATA
Total assets	$ 725,177	$ 673,710	$ 633,095
Investment securities available for sale	232,896	235,916	263,395
Loans held for sale	88,871	60,197	15,022
Total loans held for investment	308,438	293,814	273,891
Allowance for credit losses	(3,538)	(3,335)	(3,443)
Goodwill	21,779	21,779	18,432
Other intangible assets, net	7,419	8,075	8,580
Total deposits	494,794	455,343	405,493
Long term borrowings	9,381	10,079	10,110

Notation:
Unrealized gains (losses) in investment portfolio, pretax	$ (211)	$ 106	$ (1,769)

Total common stockholders' equity	45,213	$ 42,596	$ 40,152
Book value per common share	15.58	$ 14.77	$ 14.23
Tangible book value per common share	5.52	$ 4.42	$ 4.66
Effect of net unrealized gains on securities available for sale, net of tax, on book value per common share	$ (0.05)	$ 0.02	$ (0.39)
Full time equivalents	316	323	317
Common shares outstanding	2,900,681	2,884,876	2,822,111

CAPITAL RATIOS
Tier 1 leverage	4.67%	4.51%	4.67%
Tier 1 risk-based capital	6.57%	6.35%	6.91%
Total risk-based capital	8.89%	8.85%	9.90%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
(In thousands)	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
AVERAGE BALANCES
Total assets	$ 698,395	$ 623,626	$ 692,545	$ 620,859
Loans	379,480	266,668	372,411	268,048
Earning assets	614,846	550,925	610,289	548,647
Deposits	464,926	392,233	465,426	394,968
Common stockholders' equity	43,872	40,719	43,746	40,802

KEY RATIOS
Return on average common stockholders' equity	8.26%	6.68%	12.21%	12.12%

Return on average assets	0.52%	0.46%	0.78%	0.82%

Net interest margin	2.82%	2.61%	2.80%	2.91%
Net interest margin adjusted for cash basis interest income charged off/recovered and impact of derivatives adjustments	2.82%	2.60%	2.80%	2.77%

Efficiency ratio	88.11%	89.96%	82.49%	82.72%

Noninterest income as a percent of gross revenues	58.07%	62.88%	61.76%	60.29%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

		As of
		June 30,	December 31,	June 30,
(In thousands)		2005	2004	2004

ASSET QUALITY		(Unaudited)		(unaudited)
Loans 90 days or more delinquent and still accruing interest		$ --	$ 25	$ 12
Nonaccrual loans		76	524	650
Restructured loans		--	--	--
Total nonperforming loans		76	549	662
Other real estate owned and repossessed assets		--	--	--
Total nonperforming assets		$ 76	$ 549	$ 662
Allowance for credit losses		$ 3,538	$ 3,335	$ 3,443
Ratio of total nonperforming loans to total loans		0.02%	0.19%	0.23%
Ratio of total nonperforming assets to total assets		0.01%	0.08%	0.10%
Ratio of allowance for credit losses to total loans		1.15%	1.14%	1.19%
Ratio of allowance for credit losses to total nonperforming loans		4,655%	607%	520%

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Changes in Allowance for Credit Losses:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Balance, beginning of period	$ 3,590	$ 3,545	$ 3,335	$ 4,763
Provision charged to operations expense	--	--	250	--
Loans charged off	(84)	(300)	(197)	(1,573)
Loan recoveries	32	198	150	253
Balance, end of period	$ 3,538	$ 3,443	$ 3,538	$ 3,443

Ratio of net charge-offs to average total loans	(0.02)%	(0.04)%	(0.02)%	(0.49)%
Ratio of net charge-offs to average total loans, annualized	(0.07)%	(0.15)%	(0.03)%	(0.99)%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
(In thousands, except share data)	2005	2004	2005	2004

ANALYSIS OF NONINTEREST INCOME	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Insurance income	$ 4,669	$ 4,422	$ 10,437	$ 8,984
Fees on loans	486	339	1,781	915
Service charges	211	210	395	421
Trust and financial services	134	134	293	258
Brokerage income	90	174	174	353
Rental income	4	26	11	61
Net gain (loss) on sales of securities	(1)	51	(67)	51
Other	402	699	684	1,019
Total noninterest income	$ 5,995	$ 6,055	$ 13,708	$ 12,062

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 5,520	$ 5,259	$ 11,139	$ 10,173
Occupancy	720	670	1,475	1,255
Professional services	582	415	1,027	734
Depreciation and amortization	397	412	805	810
Office supplies, telephone & postage	357	360	718	671
Amortization of intangible assets	328	312	656	620
Marketing and promotion	199	268	480	539
FDIC and other assessments	55	51	110	102
Other	938	916	1,897	1,646
Total noninterest expense	$ 9,096	$ 8,663	$ 18,307	$ 16,550

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	2,899,195	2,793,045	2,892,258	2,775,464
Incremental shares from assumed conversion of options and contingent shares	64,327	89,522	64,046	91,976
Adjusted weighted average shares (b)	2,963,522	2,882,567	2,956,304	2,867,440

(a)	Denominator for Basic Earnings Per Common Share
(b)	Denominator for Diluted Earnings per Common Share